Employment Agreement

This agreement made this 19th day of January, 2004, by and between Kurt Streams, whose address is 49 Lamppost Drive, Redding, Connecticut, 06896, hereinafter referred to as the “Employee”, and Tactica International, Inc., whose address is 11 West 42nd Street, New York, New York, 10036, hereinafter referred to at the “Company” and together referred to hereinafter as the “Parties”.

Whereas, the Parties have agreed to enter into an employer-employee relationship, and wish to memorialize the terms and conditions of said relationship, it is hereby agreed as follows:

1.	The Employee shall commence employment with the Company on , 2004, as Chief Financial Officer of the Company reporting to Prem Ramchandani and Avi Sivan.

2.
The Employee shall perform all duties commonly associated with the position of Chief Financial Officer in a competent; honest and professional manner, and shall devote his full time and attention to the duties and responsibilities of said position.

3.	The annual salary paid to the Employee shall be two hundred thousand dollars, payable weekly and subject to annual review, but in no event will it decrease.

4.	In addition to salary, Employee shall receive an annual allowance of four thousand eight hundred dollars for automobile usage, payable monthly.

5.	The following additional terms of employment shall apply:

a.
Medical Insurance: The Employee will be provided medical insurance under the plan currently adopted (or as from time to time may be adopted) by the Company for the benefits of its employees and their families.

b.
Vacation and Holidays: The Employee shall receive three weeks(for the first year and thereafter four weeks) vacation per calendar year, fully paid, in addition to major holidays, as defined by Company policy.

c.	Other Time Off: The Employee shall be subject to the terms and conditions of the Company policy for sick leave, personal days and the like.

d.
Qualified Plans: In the event the Company shall adopt a 401(k) plan; Section 125 plan; or their equivalent, the Employee shall become immediately eligible for participation, to the extent consistent with law or governmental regulation.

e.
Stock Options: Upon adoption of a Company stock option plan, the Employee shall receive options in Company stock. The number of options granted, grant price, vesting and other option terms and conditions shall be in accord with the plan terms and commensurate with the Employee’s position.

f.	Termination:

1.
The Company may terminate this agreement at any time upon 30-days prior written notice, or sooner, if for cause, which shall be defined as any breach of this agreement, including paragraph 2 above, by the Employee.

2.	The Employee may terminate this agreement upon 45-days prior written notice to the Company.

3.	If the Company is not in compliance with paragraph 5a or 5i, the Employee may terminate this agreement immediately.

g.
Severance: In the event of termination described above on or after October 31, 2004, except for termination for cause or failure to give notice required on paragraph 5f.2 above, the Employee shall receive a lump-sum severance payment upon termination equal to four months pay plus any Bonus that would be payable. In the event of termination described above prior to October 31, 2004, except for termination for cause or failure to give notice required on paragraph 5f.2 above, the Employee shall receive a lump-sum severance payment upon termination equal to two months pay.

h.	Bonus: The Parties shall agree from time to time upon specific performance criteria which if met shall result in an annual bonus payment of between 10% and 20% of Employee’s annual salary.

i.	Liability Insurance: The Company shall, at all times, maintain adequate insurance for general liability and directors’ and officers’ liability.

6.
The parties agree and acknowledge that the nature of the employer's  business is such that in the course of the work, labor and services provided to the Company by the employee, of necessity, certain customer lists; purchasing and trade practices, strategies; financial information and general business practices of the Company will become known to the Employee, therefore it is agreed as follows:

a) The Employee hereby agrees that the Employee will not reveal to anyone after the Employee resigns or departs from the Company, whether by resignation or discharge, any information whatsoever obtained in the course of his employment relating to any aspect whatsoever of the Employer's business, or strategies decision making process, finances, customers, sources or related information, to any other person, company, entity group or individual.

b) The Employee shall keep confidential any and all information obtained in the course of employment about the Company, its affairs, relationships to actual or potential customers, and the needs and  requirements of any such actual or potential customers, and shall not directly or indirectly solicit the like.

7.
This agreement shall be governed by the laws of the State of New York, without regard to conflict of laws, and any action for the enforcement or breach of this agreement may be brought solely in the Supreme Court of the State of New York, County of New York.

Kurt Streams	Tactica International, Inc By:
/s/ Kurt Streams	/s/ Paul Greenfield